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Exhibit 99.3


FOR IMMEDIATE RELEASE

For further information contact:

John R. Bailey
Senior Vice President and Chief Financial Officer
214/449-9244

    HEARTLAND CLOSES ANNOUNCED ACQUISITIONS AND DIVESTITURES

     Dallas, Texas - February 27, 1996 - Heartland Wireless Communications, Inc. (Nasdaq NMS -- HART) announced that it has closed five transactions pursuant to which the Company has acquired CableMaxx, Inc. (Nasdaq NMS -- CMAX) and American Wireless Cable Systems, Inc. (Nasdaq Bulletin Board -- ASWY) together with substantially all of the assets of Fort Worth Wireless Cable T.V. Associates, Wireless Cable TV Associates #38 and certain of the wireless cable television assets of Three Sixty Corp., formerly TechniVision, Inc. The closing of these transactions enhances Heartland's strategic operating plan and further enables Heartland to benefit from economies of scale.

     In connection with the five acquisitions, the Company issued an aggregate of approximately 6.8 million shares of Heartland Common Stock valued at approximately $180 million and assumed approximately $20 million of obligations. Through these acquisitions, the Company acquired operating wireless cable systems in Austin, Corpus Christi, Fort Worth, San Antonio, Temple/Killeen and Waco, Texas, Dayton, Ohio and Minneapolis, Minnesota; the wireless cable markets of Dallas, El Paso and Sherman/Denison, Texas, Salt Lake City, Utah and Memphis, Tennessee; and wireless cable channel rights in Amarillo, Athens and Lubbock, Texas and Los Angeles, California. These wireless cable markets combined represent approximately 7.6 million line-of-sight households and 59,500 subscribers.

     In addition to the five acquisitions, the Company and CAI Wireless Systems, Inc. ("CAI") (Nasdaq NMS -- CAWS) announced the completion of the contribution of certain wireless cable assets and related liabilities to CS Wireless Systems, Inc. ("CS Wireless"). The Company contributed to CS Wireless the wireless cable markets of Dallas, Fort Worth and San Antonio, Texas; Salt Lake City, Utah; Minneapolis, Minnesota; Dayton, Ohio; Grand Rapids, Michigan; Maysville and Sweet Springs, Missouri; and Napolean, Indiana. CAI contributed to CS Wireless the wireless cable markets of Stockton/Modesto and Bakersfield, California; Cleveland, Ohio; and Charlotte, North Carolina. In return, the Company received from CS Wireless approximately $28.3 million in cash, $40 million in notes, and approximately 35% of the outstanding common stock of CS Wireless. CAI received approximately 55% of the outstanding common stock of CS Wireless. Bell Atlantic Corporation (NYSE -- BEL) and NYNEX Corporation (NYSE -- NYN), through the BANX partnership, received approximately 10% of the outstanding common stock of CS Wireless.

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     The formation of CS Wireless, created a company with
approximately 5.7 million line-of-sight households and 55,000 subscribers. CS Wireless has assembled an experienced management team comprised of former CAI and Heartland executives with significant experience in the wireless cable television industry. The Company believes that its equity interest in CS Wireless will provide the Company greater purchasing power and improved access to new MMDS technology and relationships.

     The net result of closing the five transactions, the contribution of certain wireless cable markets and related liabilities to CS Wireless and other planned dispositions, is that Heartland acquired four operating wireless cable systems, two wireless cable markets and wireless cable channel rights in three markets for total net consideration of approximately $58 million. The acquired markets represent approximately 1,000,000 line-of-sight households and 38,900 subscribers.

     Heartland Wireless Communications, Inc. develops, owns and operates wireless cable television systems, primarily in small to mid-size markets in the central United States. The Company has wireless cable rights in 79 markets, representing approximately 6.8 million line-of-sight households. The Company's 79 markets include 35 markets with systems in operation, providing wireless cable service to an aggregate of approximately 124,000 subscribers. In addition, the Company is the largest shareholder in Wireless One, Inc. (Nasdaq NMS -- WIRL), the largest rural wireless cable television operator in the southeastern United States, and holds a 35% equity interest in CS Wireless Systems, Inc., one of the largest wireless cable television companies in the United States in terms of subscribers and line-of-sight households.